Exhibit 10.5

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this "Amendment") is made effective as of the 20th day of December, 2013 (the "Effective Date"), by and between Stratex Oil & Gas Holdings, Inc., a Colorado corporation (the "Company") with offices located at 30 Echo Lake Road, Watertown CT 06795 (the "Premises") and Alan Gaines, an individual residing at 23 Cardinal Road, Weston CT 06883 (the "Consultant").

RECITALS

WHEREAS, Company and Consultant are parties to a Consulting Agreement dated as of October __, 2013 (the "Agreement") pursuant to which Consultant was retained to assist the Chairman of the Board/CEO review current projects, identify new oil & gas acquisitions; and aid in the financing of future acquisitions and/or business combinations, pursuant to the terms of this Agreement; and

WHEREAS, due to the uncertainty surrounding certain compensatory aspects of the Agreement, the Consultant and the Company have agreed to amend the Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the Parties, it is hereby agreed as follows:

1.             Section 5 of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefore:

"5.  Grant of Stock Option.  Upon the execution hereof, all prior stock options previously granted to Consultant shall be cancelled and the Company shall hereby grant to Consultant a new stock option, exercisable for up to 7,500,000 shares of the Company's common stock at an exercise price $0.15 per share.  The new option is immediately exercisable with respect to 4,500,000 shares and will vest with respect to the remaining 3,000,000 shares on either (a) the date on which Mr. Gaines shall become a director of the Company or (b) December 31, 2014, in the event the Company has not procured D&O liability insurance in excess of $5 million by such date.  The Option may be exercised at any time prior to December 20, 2018 and shall permit cashless exercise by Consultant"

2.             Upon the execution hereof, Consultant shall surrender for cancellation, all shares of the Company's Series A Preferred Stock that were previously issued to Consultant.

3.             The parties hereto expressly ratify the Agreement and, except as set forth in this Amendment, all terms and conditions of the Agreement remain in full force and effect.

4.             This Amendment shall be governed by and construed in accordance with the domestic laws of the Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal as of the day and year first written above.

COMPANY:

STRATEX OIL & GAS, INC.,

By:

Its:

CONSULTANT:

ALAN GAINES